Exhibit 99.1

1

ACTIVISION BLIZZARD ANNOUNCES FOURTH-QUARTER AND 2021 FINANCIAL RESULTS

Santa Monica, CA – February 3, 2022 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced fourth-quarter and 2021 results.

“I’m so incredibly proud of our teams for their commitment and passion as we continued to engage the world through epic entertainment in 2021,” said Bobby Kotick, CEO of Activision Blizzard. “As we look to the future, with Microsoft’s scale and resources, we will be better equipped to grow existing franchises, launch new potential franchises and unlock the rich library of games we have assembled over 40 years. Our 370 million players around the world and workplace excellence remain our focus. For investors, our recently announced transaction is the culmination of three decades of providing superior shareholder returns.”

Financial Metrics

	Q4			CY
(in millions, except EPS)	2021	Prior Outlook*	2020	2021	2020
GAAP Net Revenues	$2,163	$2,020	$2,413	$8,803	$8,086
Impact of GAAP deferralsA	$324	$763	$638	$(449)	$333

GAAP EPS	$0.72	$0.54	$0.65	$3.44	$2.82
Non-GAAP EPS	$1.01	$0.62	$0.76	$4.08	$3.21
Impact of GAAP deferralsA	$0.24	$0.67	$0.45	$(0.36)	$0.26

* Prior outlook was provided by the company on November 2, 2021 in its earnings release.

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the year ended December 31, 2021, Activision Blizzard’s net revenues presented in accordance with GAAP were $8.80 billion, as compared with $8.09 billion for 2020. GAAP net revenues from digital channels were $7.66 billion. GAAP operating margin was 37%. GAAP earnings per diluted share was $3.44, as compared with $2.82 for 2020. On a non-GAAP basis, Activision Blizzard’s operating margin was 44% and earnings per diluted share was $4.08, as compared with $3.21 for 2020.

For the quarter ended December 31, 2021, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.16 billion, as compared with $2.41 billion for the fourth quarter of 2020. GAAP net revenues from digital channels were $1.78 billion. GAAP operating margin was 32%. GAAP earnings per diluted share was $0.72, as compared with $0.65 for the fourth quarter of 2020. On a non-GAAP basis, Activision Blizzard’s operating margin was 45% and earnings per diluted share was $1.01, as compared with $0.76 for the fourth quarter of 2020.

Activision Blizzard generated $2.41 billion in operating cash flow for the year ended December 31, 2021, as compared with $2.25 billion for 2020. For the quarter, operating cash flow was $661 million, as compared with $1.14 billion for the fourth quarter of 2020.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Activision Blizzard Announces Q4 2021 Financial Results	2

Operating Metrics

For the year ended December 31, 2021, Activision Blizzard’s net bookingsB were $8.35 billion, as compared with $8.42 billion for 2020. In-game net bookingsC were $5.10 billion, as compared with $4.85 billion for 2020.

For the quarter ended December 31, 2021, Activision Blizzard’s net bookingsB were $2.49 billion, as compared with $3.05 billion for the fourth quarter of 2020. In-game net bookingsC were $1.24 billion, as compared with $1.32 billion for the fourth quarter of 2020.

For the quarter ended December 31, 2021, overall Activision Blizzard Monthly Active Users (MAUs)D were 371 million.

Microsoft transaction

As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share, in an all-cash transaction valued at $68.7 billion, inclusive of Activision Blizzard's net cash. The transaction is subject to customary closing conditions and completion of regulatory review and Activision Blizzard's stockholder approval. The transaction, which is expected to close in Microsoft’s fiscal year ending June 30 2023, has been approved by the boards of directors of both Activision Blizzard and Microsoft.

Conference Call and Earnings Presentation

In light of the pending transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing financial guidance in conjunction with its fourth quarter 2021 earnings release. For further detail and discussion of our financial performance please refer to our upcoming Annual Report on Form 10-K for the year ended December 31, 2021.

Activision Blizzard Announces Q4 2021 Financial Results	3

Selected Business Highlights

Activision Blizzard delivered record full-year GAAP results in 2021, growing GAAP revenue 9% year-over-year, GAAP operating profit 19% year-over-year and GAAP EPS 22% year-over-year, building on very strong results in the prior year. Net bookings were broadly consistent year-over-year, again following very strong growth in 2020.

While fourth quarter 2021 GAAP revenue was ahead of our guidance provided on November 2, 2021, fourth quarter net bookings were below our prior outlook, primarily due to lower than expected performance in the Activision segment, which offset record performance at King. Activision Blizzard’s mobile net bookings grew 18% year-over-year and represented 33% of total net bookings in the fourth quarter.

Fourth quarter GAAP EPS was ahead of our prior outlook. Non-GAAP EPS reflected a $0.16 benefit from the implementation of changes to our compensation plans, primarily to enhance equity ownership for employees and bring our employee equity compensation more in line with current industry practice.

Growing our developer base remains a strategic priority for the company. We continued to increase our developer headcount in the fourth quarter and added hundreds of talented professionals in 2021. Our teams are executing against an exciting pipeline of content planned for 2022. Activision expects to drive renewed expansion in the Call of Duty® franchise later in the year with groundbreaking all-new experiences. Blizzard is planning substantial new content for key franchises, and King expects to build on its momentum with further innovative live operations across its portfolio.

Activision Blizzard is committed to ensuring an inclusive and safe working environment for its employees, and in the fourth quarter continued to implement previously announced initiatives to strengthen its practices and policies. The company also announced the conversion of nearly 500 temporary workers to full-time employees at Activision Publishing studios, along with securing increased wages and expanded paid time off benefits for a large portion of temporary workers.

Activision

•	Call of Duty net bookings on console and PC declined year-over-year in the fourth quarter, reflecting lower premium sales for Call of Duty: Vanguard versus the year ago title and lower engagement in Call of Duty: Warzone™. Fourth quarter in-game player investment on console and PC remained well above the level seen prior to the March 2020 launch of Warzone.

•	Development on this year’s premium and Warzone experiences is being led by Activision’s renowned Infinity Ward studio. The team is working on the most ambitious plan in franchise history, with industry-leading innovation and a broadly appealing franchise setting.

•	Call of Duty Mobile net bookings grew year-over-year in the fourth quarter, driven by continued contribution from the game in China. For the full year, Call of Duty Mobile net bookings grew strongly, with 2021 worldwide consumer spending on the title exceeding $1 billion.

•	Studio expansion has continued to add development resources worldwide as plans continue for ongoing live operations and new, unannounced titles in the Call of Duty universe.

Activision Blizzard Announces Q4 2021 Financial Results	4

Blizzard

•	Within the Warcraft franchise, fourth quarter World of WarcraftTM reach and engagement continued to benefit from the combination of the Modern game and Classic under a single subscription. In 2021, World of Warcraft delivered its strongest engagement and net bookings outside of a Modern expansion year in a decade. Hearthstone® fourth quarter net bookings grew year-over-year, driven by a steady cadence of new content.

•	Blizzard is planning substantial new content for the Warcraft franchise in 2022, including new experiences in World of Warcraft and Hearthstone, and getting all-new mobile Warcraft content into players’ hands for the first time.

•	In the Diablo franchise, Diablo II: ResurrectedTM sold through more units from its September release until the year end than any other Activision Blizzard remaster over an equivalent period. On mobile, Diablo ImmortalTM concluded its public testing with positive feedback.

•	Blizzard is making strong progress on its pipeline, including new experiences in Warcraft, ongoing development in Diablo and Overwatch, and an exciting new IP.

King

•	King’s in-game net bookings grew 14% year-over-year to a new record in the fourth quarter, driven by 20% year-over-year growth for Candy CrushTM, King’s largest franchise. Candy Crush was the top-grossing game franchise in the U.S. app stores[1] for the 18th consecutive quarter.

•	Hours played across the King portfolio again grew year-over-year in the fourth quarter, with players responding positively to a more frequent cadence of compelling in-game content and events for key titles. King’s payer numbers grew by a double-digit percentage versus the year ago quarter.

•	King’s advertising business grew rapidly in the fourth quarter to reach a new high. For 2021, advertising revenue grew over 60% year-over-year.

•	Having passed the $1 billion annual operating income milestone in 2021, the King business is entering 2022 with strong momentum. Its teams are focused on continuing to deliver engaging features and events alongside robust live operations and disciplined user acquisition in the coming quarters.

Balance Sheet and Dividend

•	Cash and short-term investments at the end of the fourth quarter stood at $10.6 billion, and Activision Blizzard ended the quarter with a net cash position of approximately $7.0 billion.

•	The Board of Directors declared a cash dividend of $0.47 per common share, payable on May 6, 2022 to shareholders of record at the close of business on April 15, 2022.

Activision Blizzard Announces Q4 2021 Financial Results	5

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, Warcraft®, Overwatch®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 90,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on App Annie Intelligence.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

Activision Blizzard Announces Q4 2021 Financial Results	6

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•	expenses related to share-based compensation, including liability awards accounted for under ASC 718;

•	the amortization of intangibles from purchase price accounting;

•	fees and other expenses related to acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;

•	restructuring and related charges;

•	other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;

•	the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and

•	significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard Announces Q4 2021 Financial Results	7

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services, restructuring activities, and employee retention and recruitment; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft (the “proposed transaction”), including any statements regarding the expected timetable for completing the proposed transaction, the ability to complete the proposed transaction and the expected benefits of the proposed transaction; and (5) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

Activision Blizzard Announces Q4 2021 Financial Results	8

We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by our stockholders and the receipt of certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the transaction on our business relationships, operating results, and business generally; risks that the proposed transaction disrupts our current plans and operations and potential difficulties in employee retention as a result of the transaction; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the transaction; restrictions during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions; the potential for receipt of alternative acquisition proposals from potential acquirors; the ongoing global impact of a novel strain of coronavirus which emerged in December 2019 (“COVID-19”) (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors, and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner; effects on the operations of our professional esports leagues; the impact of large-scale intervention by the Federal Reserve and other central banks around the world, including the impact on interest rates; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained and is likely to fluctuate as stay-at-home orders are reduced, lifted and/or reinstated; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; competition; concentration of revenue among a small number of franchises; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; our ability to attract, retain, and motivate skilled personnel; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; risks associated with the retail sales business model; the continued growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including our dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; our ability to realize the expected benefits of, and effectively implement and manage, our restructuring actions; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; risks associated with our use of open source software; risks and uncertainties of conducting business outside the United States (the “U.S.”), including the recently enacted Chinese regulation that further limits the number of hours per week children under the age of 18 can play video games; risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer- or other third-party-created content; reliance on servers and networks to distribute and operate our games and our proprietary online gaming service; data breaches and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events, including the susceptibility of some of our primary operating locations to earthquakes; provisions in our corporate documents that may make it more difficult for any person to acquire control of our company; risks and costs associated with legal proceedings, including the impact of the complaint filed by the California Department of Fair Employment and Housing alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act and separate investigations and complaints by other parties and regulators related to certain employment practices and related disclosures; court approval of our settlement agreement with the Equal Employment Opportunity Commission (“EEOC”) and successful implementation of the requirements of the agreement with the EEOC; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality”; regulation concerning data privacy, including China’s recently passed Personal Information Protection Law; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates or exposure to additional tax liabilities, as well as the outcome of current or future tax disputes; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on discretionary spending; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Activision Blizzard Announces Q4 2021 Financial Results	9

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Additional Information and Where to Find It

In connection with the transaction, Activision Blizzard will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Activision Blizzard will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ACTIVISION BLIZZARD ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACTIVISION BLIZZARD WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACTIVISION BLIZZARD AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Activision Blizzard with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Activision Blizzard’s website (https://investor.Activision.com) or by writing to Activision Blizzard, Investor Relations, 3100 Ocean Park Boulevard, Santa Monica, California, 90405.

Activision Blizzard and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Activision Blizzard’s stockholders with respect to the transaction. Information about Activision Blizzard’s directors and executive officers and their ownership of Activision Blizzard’s common stock is set forth in Activision Blizzard’s proxy statement on Schedule 14A filed with the SEC on April 30, 2021 as amended on May 3, 2021. To the extent that holdings of Activision Blizzard’s securities have changed since the amounts printed in Activision Blizzard’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Activision Blizzard Announces Q4 2021 Financial Results	10

Activision Blizzard, Inc.

Investors and Analysts:

ir@activisionblizzard.com

or

Press:

pr@activisionblizzard.com

###

(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	11
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenues
Product sales	$645	$866	$2,311	$2,350
In-game, subscription, and other revenues[1]	1,518	1,547	6,492	5,736
Total net revenues	2,163	2,413	8,803	8,086

Costs and expenses
Cost of revenues—product sales:
Product costs	274	349	649	705
Software royalties, amortization, and intellectual property licenses	73	117	346	269
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	290	313	1,215	1,131
Software royalties, amortization, and intellectual property licenses	20	39	107	155
Product development	321	350	1,337	1,150
Sales and marketing	299	341	1,025	1,064
General and administrative	174	255	788	784
Restructuring and related costs	30	55	77	94
Total costs and expenses	1,481	1,819	5,544	5,352

Operating income	682	594	3,259	2,734

Interest and other expense (income), net	45	31	95	87
Loss on extinguishment of debt	—	—	—	31
Income before income tax expense	637	563	3,164	2,616

Income tax expense	73	55	465	419

Net income	$564	$508	$2,699	$2,197

Basic earnings per common share	$0.72	$0.66	$3.47	$2.85
Weighted average common shares outstanding	779	773	777	771

Diluted earnings per common share	$0.72	$0.65	$3.44	$2.82
Weighted average common shares outstanding assuming dilution	782	780	784	778

[1]	In-game, subscription, and other revenues represent revenues from microtransactions and downloadable content, World of Warcraft subscriptions, licensing royalties from our products and franchises, and other miscellaneous revenues.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	12
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$10,423	$8,647
Accounts receivable, net	972	1,052
Software development	449	352
Other current assets	712	514
Total current assets	12,556	10,565
Software development	211	160
Property and equipment, net	169	209
Deferred income taxes, net	1,377	1,318
Other assets	497	641
Intangible assets, net	447	451
Goodwill	9,799	9,765
Total assets	$25,056	$23,109

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$285	$295
Deferred revenues	1,118	1,689
Accrued expenses and other liabilities	1,008	1,116
Total current liabilities	2,411	3,100
Long-term debt, net	3,608	3,605
Deferred income taxes, net	506	418
Other liabilities	932	949
Total liabilities	7,457	8,072

Shareholders' equity
Common stock	—	—
Additional paid-in capital	11,715	11,531
Treasury stock	(5,563)	(5,563)
Retained earnings	12,025	9,691
Accumulated other comprehensive loss	(578)	(622)
Total shareholders’ equity	17,599	15,037
Total liabilities and shareholders’ equity	$25,056	$23,109

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	13
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$2,699	$2,197
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	7	(94)
Non-cash operating lease cost	65	65
Depreciation and amortization	116	197
Amortization of capitalized software development costs and intellectual property licenses[1]	324	249
Share-based compensation expense[2]	508	218
Realized and unrealized gain on equity investment	(28)	(3)
Other	2	31
Changes in operating assets and liabilities:
Accounts receivable, net	71	(194)
Software development and intellectual property licenses	(426)	(378)
Other assets	(114)	(88)
Deferred revenues	(537)	216
Accounts payable	(7)	(10)
Accrued expenses and other liabilities	(266)	(154)
Net cash provided by operating activities	2,414	2,252

Cash flows from investing activities:
Proceeds from maturities of available-for-sale investments	214	121
Proceeds from sale of available-for-sale investments	66	—
Purchases of available-for-sale investments	(248)	(221)
Capital expenditures	(80)	(78)
Other investing activities	(11)	—
Net cash used in investing activities	(59)	(178)

Cash flows from financing activities:
Proceeds from issuance of common stock to employees	90	170
Tax payment related to net share settlements on restricted stock units	(246)	(39)
Dividends paid	(365)	(316)
Proceeds from issuance of debt, net of discounts	—	1,994
Repayment of long-term debt	—	(1,050)
Payment of financing costs	—	(20)
Premium payment for early redemption of notes	—	(28)
Net cash provided by (used in) financing activities	(521)	711

Effect of foreign exchange rate changes on cash and cash equivalents	(48)	69

Net increase in cash and cash equivalents and restricted cash	1,786	2,854

Cash and cash equivalents and restricted cash at beginning of period	8,652	5,798

Cash and cash equivalents and restricted cash at end of period	$10,438	$8,652

1 Excludes deferral and amortization of share-based compensation expense.

2 Includes the net effects of capitalization, deferral, and amortization of share-based compensation expense.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES SUPPLEMENTAL CASH FLOW INFORMATION	14
(Amounts in millions)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	Year over Year
	2020	2020	2020	2020	2021	2021	2021	2021	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$148	$768	$196	$1,140	$844	$388	$521	$661	(42)%
Capital Expenditures	19	13	24	22	22	14	23	21	(5)
Non-GAAP Free Cash Flow[1]	$129	$755	$172	$1,118	$822	$374	$498	$640	(43)

Operating Cash Flow - TTM[2]	$1,529	$2,143	$2,030	$2,252	$2,948	$2,568	$2,893	$2,414	7
Capital Expenditures - TTM[2]	117	103	93	78	81	82	81	80	3
Non-GAAP Free Cash Flow[1] - TTM[2]	$1,412	$2,040	$1,937	$2,174	$2,867	$2,486	$2,812	$2,334	7%

1 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

2 TTM represents trailing twelve months. Operating Cash Flow for three months ended June 30, 2019, three months ended September 30, 2019, and three months ended December 31, 2019, were $154 million, $309 million, and $918 million, respectively. Capital Expenditures for the three months ended June 30, 2019, three months ended September 30, 2019, and three months ended December 31, 2019, were $27 million, $34 million, and $37 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	15

Three Months Ended December 31, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,163	$274	$73	$290	$20	$321	$299	$174	$30	$1,481
Share-based compensation[1]	—	—	(3)	(5)	—	(145)	(29)	(67)	—	(249)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(30)	(30)
Non-GAAP Measurement	$2,163	$274	$70	$285	$20	$176	$270	$105	$—	$1,200

Net effect of deferred revenues and related cost of revenues[4]	$324	$29	$68	$6	$6	$—	$—	$—	$—	$109

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$682	$564	$0.72	$0.72
Share-based compensation[1]	249	249	0.32	0.32
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	30	30	0.04	0.04
Income tax impacts from items above[5]	—	(57)	(0.07)	(0.07)
Non-GAAP Measurement	$963	$788	$1.01	$1.01

Net effect of deferred revenues and related cost of revenues[4]	$215	$188	$0.24	$0.24

[1]	Reflects expenses related to share-based compensation, including $194 million for liability awards accounted for under ASC 718. The liability awards primarily relate to recent changes to the Company’s compensation payments for 2021 and represent expenses associated with achievement against our fiscal year 2021 performance targets (which will now be settled in shares of our common stock, rather than cash) and additional payments associated with these compensation changes that will be settled via issuance of shares of our common stock. Refer to our Operating Segment tables for further details.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	16

Year Ended December 31, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$8,803	$649	$346	$1,215	$107	$1,337	$1,025	$788	$77	$5,544
Share-based compensation[1]	—	—	(17)	(7)	—	(211)	(44)	(229)	—	(508)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(7)	—	(10)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(77)	(77)
Non-GAAP Measurement	$8,803	$649	$329	$1,208	$104	$1,126	$981	$552	$—	$4,949

Net effect of deferred revenues and related cost of revenues[4]	$(449)	$(5)	$(109)	$5	$7	$—	$—	$—	$—	$(102)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$3,259	$2,699	$3.47	$3.44
Share-based compensation[1]	508	508	0.65	0.65
Amortization of intangible assets[2]	10	10	0.01	0.01
Restructuring and related costs[3]	77	77	0.10	0.10
Income tax impacts from items above[5]	—	(98)	(0.13)	(0.13)
Non-GAAP Measurement	$3,854	$3,196	$4.11	$4.08

Net effect of deferred revenues and related cost of revenues[4]	$(347)	$(280)	$(0.36)	$(0.36)

[1]	Reflects expenses related to share-based compensation, including $194 million for liability awards accounted for under ASC 718. The liability awards primarily relate to recent changes to the Company’s compensation payments for 2021 and represent expenses associated with achievement against our fiscal year 2021 performance targets (which will now be settled in shares of our common stock, rather than cash) and additional payments associated with these compensation changes that will be settled via issuance of shares of our common stock. Refer to our Operating Segment tables for further details.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	17
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended December 31, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,413	$349	$117	$313	$39	$350	$341	$255	$55	$1,819
Share-based compensation[1]	—	—	(6)	—	—	(14)	(3)	(57)	—	(80)
Amortization of intangible assets[2]	—	—	—	—	(13)	—	—	(5)	—	(18)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(55)	(55)
Non-GAAP Measurement	$2,413	$349	$111	$313	$26	$336	$338	$193	$—	$1,666

Net effect of deferred revenues and related cost of revenues[4]	$638	$31	$193	$5	$2	$—	$—	$—	$—	$231

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$594	$508	$0.66	$0.65
Share-based compensation[1]	80	80	0.10	0.10
Amortization of intangible assets[2]	18	18	0.02	0.02
Restructuring and related costs[3]	55	55	0.07	0.07
Income tax impacts from items above[5]	—	(71)	(0.09)	(0.09)
Non-GAAP Measurement	$747	$590	$0.76	$0.76

Net effect of deferred revenues and related cost of revenues[4]	$407	$353	$0.46	$0.45

[1]	Reflects expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	18
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Year Ended December 31, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$8,086	$705	$269	$1,131	$155	$1,150	$1,064	$784	$94	$5,352
Share-based compensation[1]	—	—	(14)	(1)	—	(42)	(21)	(140)	—	(218)
Amortization of intangible assets[2]	—	—	—	—	(68)	—	—	(11)	—	(79)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(94)	(94)
Non-GAAP Measurement	$8,086	$705	$255	$1,130	$87	$1,108	$1,043	$633	$—	$4,961

Net effect of deferred revenues and related cost of revenues[4]	$333	$(40)	$111	$13	$11	$—	$—	$—	$—	$95

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$2,734	$2,197	$2.85	$2.82
Share-based compensation[1]	218	218	0.28	0.28
Amortization of intangible assets[2]	79	79	0.10	0.10
Restructuring and related costs[3]	94	94	0.12	0.12
Loss on extinguishment of debt[5]	—	31	0.04	0.04
Income tax impacts from items above[6]	—	(123)	(0.16)	(0.16)
Non-GAAP Measurement	$3,125	$2,496	$3.24	$3.21

Net effect of deferred revenues and related cost of revenues[4]	$238	$205	$0.26	$0.26

[1]	Reflects expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the loss on extinguishment of debt from financing activities.
[6]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	19
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	December 31, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,157	$387	$684	$2,228	$(500)	$(143)	$107	$(536)
Intersegment net revenues[1]	—	32	—	32	—	(17)	—	(17)
Segment net revenues	$1,157	$419	$684	$2,260	$(500)	$(160)	$107	$(553)

Segment operating income	$618	$161	$385	$1,164	$(162)	$1	$143	$(18)

Operating Margin				51.5%

	December 31, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,657	$530	$577	$2,764
Intersegment net revenues[1]	—	49	—	49
Segment net revenues	$1,657	$579	$577	$2,813

Segment operating income	$780	$160	$242	$1,182

Operating Margin				42.0%

Year Ended	December 31, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$3,478	$1,733	$2,580	$7,791	$(464)	$(61)	$416	$(109)
Intersegment net revenues[1]	—	94	—	94	—	(17)	—	(17)
Segment net revenues	$3,478	$1,827	$2,580	$7,885	$(464)	$(78)	$416	$(126)

Segment operating income	$1,667	$698	$1,140	$3,505	$(201)	$5	$283	$87

Operating Margin				44.5%

	December 31, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$3,942	$1,794	$2,164	$7,900
Intersegment net revenues[1]	—	111	—	111
Segment net revenues	$3,942	$1,905	$2,164	$8,011

Segment operating income	$1,868	$693	$857	$3,418

Operating Margin				42.7%

[1]	Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounting for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

The Company has been reviewing its overall compensation structure and philosophy and began implementing changes to its compensation payments for 2021, primarily to enhance equity ownership for employees and bring our employee equity compensation more in line with current industry practice. As an aspect of this change, the Company determined to settle amounts not yet paid as of December 31, 2021 under its annual performance plans in stock as opposed to cash and further to provide such incentives at no less than target performance without regard to whether target performance was achieved, resulting in a year-end share-based compensation liability of $194 million. The changes in Q4 2021 resulted in $160 million of expense related to achievement against 2021 performance targets that would have otherwise been included in our segment operating income to instead be excluded from our 2021 segment operating income as it is now part of share-based compensation, accounted for as a liability under ASC 718. The changes increased our Activision, Blizzard, King and non-reportable segment operating income by $43 million, $25 million, $65 million, and $27 million, respectively, for the three months and year ended December 31, 2021. In addition, going forward, to the extent certain of our previously cash-based bonus programs are instead issued as time-based equity or settled via equity, such amounts will be recorded as share-based compensation and will be excluded from segment operating income.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES OPERATING SEGMENTS INFORMATION (Amounts in millions)	20

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation to consolidated net revenues:
Segment net revenues	$2,260	$2,813	$7,885	$8,011
Revenues from non-reportable segments[1]	259	287	563	519
Net effect from recognition (deferral) of deferred net revenues[2]	(324)	(638)	449	(333)
Elimination of intersegment revenues[3]	(32)	(49)	(94)	(111)
Consolidated net revenues	$2,163	$2,413	$8,803	$8,086

Reconciliation to consolidated income before income tax expense:
Segment operating income	$1,164	$1,182	$3,505	$3,418
Operating income (loss) from non-reportable segments[1]	14	(28)	2	(55)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	(215)	(407)	347	(238)
Share-based compensation expense[4]	(249)	(80)	(508)	(218)
Amortization of intangible assets	(2)	(18)	(10)	(79)
Restructuring and related costs[5]	(30)	(55)	(77)	(94)
Consolidated operating income	682	594	3,259	2,734
Interest and other expense (income), net	45	31	95	87
Loss on extinguishment of debt	—	—	—	31
Consolidated income before income tax expense (benefit)	$637	$563	$3,164	$2,616

[1]	Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
[2]	Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
[3]	Intersegment revenues reflect licensing and service fees charged between segments.
[4]	Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
[5]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES NET REVENUES BY DISTRIBUTION CHANNEL (Amounts in millions)	21

	Three Months Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$1,780	82%	$1,874	78%	$(94)	(5)%
Retail channels	125	6	234	10	(109)	(47)
Other[3]	258	12	305	13	(47)	(15)
Total consolidated net revenues	$2,163	100%	$2,413	100%	$(250)	(10)

Change in deferred revenues[4]
Digital online channels[2]	$169		$466
Retail channels	151		182
Other[3]	4		(10)
Total changes in deferred revenues	$324		$638

	Year Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$7,663	87%	$6,658	82%	$1,005	15%
Retail channels	479	5	741	9	(262)	(35)
Other[3]	661	8	687	8	(26)	(4)
Total consolidated net revenues	$8,803	100%	$8,086	100%	$717	9

Change in deferred revenues[4]
Digital online channels[2]	$(421)		$464
Retail channels	(42)		(112)
Other[3]	14		(19)
Total changes in deferred revenues	$(449)		$333

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES NET REVENUES BY PLATFORM (Amounts in millions)	22

	Three Months Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$576	27%	$840	35%	$(264)	(31)%
PC	496	23	561	23	(65)	(12)
Mobile and ancillary[2]	833	39	707	29	126	18
Other[3]	258	12	305	13	(47)	(15)
Total consolidated net revenues	$2,163	100%	$2,413	100%	$(250)	(10)

Change in deferred revenues[4]
Console	$276		$432
PC	25		207
Mobile and ancillary[2]	19		9
Other[3]	4		(10)
Total changes in deferred revenues	$324		$638

	Year Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$2,637	30%	$2,784	34%	$(147)	(5)%
PC	2,323	26	2,056	25	267	13
Mobile and ancillary[2]	3,182	36	2,559	32	623	24
Other[3]	661	8	687	8	(26)	(4)
Total consolidated net revenues	$8,803	100%	$8,086	100%	$717	9

Change in deferred revenues[4]
Console	$(254)		$132
PC	(228)		179
Mobile and ancillary[2]	19		41
Other[3]	14		(19)
Total changes in deferred revenues	$(449)		$333

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Mobile and ancillary include revenues from mobile devices, as well as non-platform specific game related revenues, such as standalone sales of physical merchandise and accessories.
[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES NET REVENUES BY GEOGRAPHIC REGION (Amounts in millions)	23

	Three Months Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$1,112	51%	$1,247	52%	$(135)	(11)%
EMEA[2]	751	35	910	38	(159)	(17)
Asia Pacific	300	14	256	11	44	17
Total consolidated net revenues	$2,163	100%	$2,413	100%	$(250)	(10)

Change in deferred revenues[3]
Americas	$188		$390
EMEA[2]	123		220
Asia Pacific	13		28
Total changes in deferred revenues	$324		$638

	Year Ended
	December 31, 2021		December 31, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$4,931	56%	$4,434	55%	$497	11%
EMEA[2]	2,797	32	2,680	33	117	4
Asia Pacific	1,075	12	972	12	103	11
Total consolidated net revenues	$8,803	100%	$8,086	100%	$717	9

Change in deferred revenues[3]
Americas	$(288)		$285
EMEA[2]	(136)		59
Asia Pacific	(25)		(11)
Total changes in deferred revenues	$(449)		$333

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES EBITDA AND ADJUSTED EBITDA (Amounts in millions)	24

	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	Trailing Twelve Months Ended December 31, 2021
GAAP Net Income	$619	$876	$639	$564	$2,699
Interest and other expense (income), net	30	(43)	65	45	95
Provision for income taxes	146	126	120	73	465
Depreciation and amortization	33	28	27	27	116
EBITDA	828	987	851	709	3,375

Share-based compensation expense[1]	151	43	64	249	508
Restructuring and related costs[2]	30	13	3	30	77
Adjusted EBITDA	$1,009	$1,043	$918	$988	$3,960

Change in deferred net revenues and related cost of revenues[3]	$(132)	$(276)	$(154)	$215	$(347)

[1]	Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
[2]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

Trailing twelve months amounts are presented as calculated. Therefore, the sum of the four quarters, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES OPERATING METRICS (Amounts in millions)	25

Net Bookings1

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	$ Increase (Decrease)	% Increase (Decrease)	2021	2020	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$2,487	$3,051	$(564)	(18)%	$8,354	$8,419	$(65)	(1)%
In-game net bookings[2]	$1,241	$1,324	$(83)	(6)%	$5,100	$4,852	$248	5%

1 We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.

2 In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Activision	128	150	127	119	107
Blizzard	29	27	26	26	24
King	240	258	255	245	240
Total MAUs	397	435	408	390	371

3 We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.